Exhibit 2.2

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into effective as of March 17 , 2020, by and between DREAM FINDERS HOLDINGS LLC, a Florida limited liability company (“Purchaser”), and H&H CONSTRUCTORS, INC., a North Carolina corporation (“Seller”).

Recitals

A.          Seller and Purchaser are parties to that certain Membership Interest Purchase Agreement dated January 29, 2020 (the “Agreement”), for the purchase and sale of the Membership Interests.  Unless otherwise defined herein, capitalized terms shall have the meaning assigned to them in the Agreement.

B.          Purchaser and Seller desire to modify certain terms of the Agreement, and the parties have agreed to execute this Amendment to reflect such modification to the Agreement.

Agreement of the Parties

NOW THEREFORE, for and in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed that:

1.
Incorporation of Recitals.  The recitals set forth above are incorporated herein by reference as if set forth fully herein.

2.
Due Diligence Period.  Subsection (a) of Section 3.03 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)          Purchaser shall have a period, commencing on the Effective Date through April 30, 2020 (the “Due Diligence Period”), to perform due diligence with respect to the Real Property (including conducting such tests, studies, surveys, and/or other physical inspections of the Property as Purchaser deems necessary or appropriate), the Companies, the Membership Interests, and all information relating thereto (including the Due Diligence Materials) (the “Inspections”).  Purchaser’s Inspections may encompass such matters as, without limitation, title and survey, environmental conditions, soil conditions, siting, access, traffic patterns, competition, financing, economic feasibility, platting, zoning, leasing status, and matters involving governmental cooperation.”

3.
Effect of Amendment.  Except as modified in this Amendment, there are no changes to the Agreement, and the Agreement as herein modified remains in full force and effect as of the date hereof and is hereby ratified by the parties in all respects.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either party for any default under the Agreement, nor constitute a waiver of any provision of the Agreement.  In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

4.
Counterparts.  This Amendment may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.  Scanned and emailed or facsimile signatures shall be deemed original and binding on the parties.

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Seller and Purchaser have executed this Amendment as of the date set forth above.

PURCHASER:

DREAM FINDERS HOLDINGS LLC,
a Florida limited liability company

By:	/s/ Patrick O. Zalupski
Name: Patrick O. Zalupski
Title: Chief Executive Officer

SELLER:

H&H CONSTRUCTORS, INC.,
a North Carolina corporation

By:	/s/ D. Ralph Huff III
Name: D. Ralph Huff III
Title: Chief Executive Officer